Exhibit 2.11

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

Dream Finders Holdings LLC,

as Purchaser,

AND

Four Seventeen, LLC,

as Seller

November 3 , 2020

CENTURY HOMES FLORIDA, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of ____________, 2020 (the “Effective Date”), is entered into by and between DREAM FINDERS HOLDINGS LLC, a Florida limited liability company (“Purchaser”), and FOUR SEVENTEEN, LLC, a Florida limited liability company (“Seller”) (Purchaser and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

Seller owns one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) in Century Homes Florida, LLC, a Florida limited liability company (the “Company”).

Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

“Adjusted Land Basis” shall have the meaning set forth in Section 2.03(b) below.

“Affiliates” of a Party means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Party specified.

“Balance Sheet Assets” means the sum of the categories of assets of the Company set forth on Exhibit C that are identified as items included within the “Purchase Adjustment Summary” thereon, in each case determined in strict accordance with the accounting methods, practices, principles, policies, categories and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, without any change in or introduction of any new reserves, irrespective of any purported GAAP requirements (the “Accounting Methodology”). For the avoidance of doubt, the determination of Closing Net Assets, Balance Sheet Assets, and Balance Sheet Liabilities and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected in the “Purchase Adjustment Summary” in the sample calculation of Closing Net Assets as of August 30, 2020 as set forth in Exhibit C attached hereto and made a part hereof.

“Balance Sheet Liabilities” means the sum of the categories of liabilities of the Company set forth on Exhibit C that are identified as items included within the “Purchase Adjustment Summary” thereon, in each case determined in strict accordance with the Accounting Methodology.

“Business” means the business of constructing residential homes and residential home communities, including the purchase and development of raw land and the purchase and development of existing residential lots.

“Business Day” means any weekday except for those weekdays that a banking institution within the State of Florida is required to be closed (a “Holiday”).

“Closing” shall have the meaning set forth in Section 5.01 below.

“Closing Net Assets” means (a) the Balance Sheet Assets of the Company, less (b) the Balance Sheet Liabilities of the Company, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Company Office” means the chief executive office of the Company located at 6900 Tavistock Lakes Blvd., Suite 200, Orlando, Florida 32827.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise, subject to the rights of other Persons with respect to usual and customary major decisions. The terms “Controlling” and “Controlled” shall be interpreted accordingly.

“Current Balance Sheet” means that most recent balance sheet for the Company as of the Effective Date, a copy of which is set forth in Exhibit D attached hereto and made a part hereof.

“Encumbrances” means liens, pledges, charges, security interests, rights of first refusal, purchase options, or encumbrances of any kind.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

“Escrow Agent” means Holland & Knight LLP, whose office is located at 200 South Orange Avenue, Suite 2600, Orlando, Florida 32801, Attention: Sara W. Bernard, Esq.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of the United States, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means: (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them; (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids; (f) radon; (g) any radioactive substances; and (h) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, monitoring, or remediation.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, mean and refer to facts within the actual knowledge of Craig Collin, in his current capacity as President of the Company, without imposing any personal liability.

“Laws and Regulations” means any constitution, statute, law, ordinance, regulation, rule, code, order, judgment, decree, or rule of law of any Governmental Authority.

“Losses” means any actual out-of-pocket damage, loss, liability or expense (including reasonable and documented out-of-pocket expenses of investigation, enforcement and collection and reasonable and documented attorneys’ and accountants’ fees and expenses in connection with any litigation); provided, however, that Losses hereunder shall not include punitive, exemplary, indirect, special or consequential damages or lost profits or diminution in value other than damages actually paid to a non-Affiliated Person in respect of a Third Party Claim.

“Material Adverse Effect” means any change or effect that has, individually or in the aggregate, a material adverse effect on the Company, or to the Business, operations, assets, liabilities, financial condition or results of operations of the Company, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, national emergencies, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws and Regulations or accounting rules (including, without limitation, GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies or the escalation or worsening thereof; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Membership Interests” has the meaning set forth in the Recitals.

“Off-Site Property” means the following named projects comprising of the Real Property: Sunset Groves (Osceola County, Florida), Wiregrass DRI (Osceola County, Florida), Reserve at Pine Tree (Osceola County, Florida), Oakley Place (Osceola County, Florida), and Stonewood Estates Townhomes (Osceola County, Florida).

“Off-Site Property Land Basis” means the “Off-Site Property Land Basis” as depicted on the Current Balance Sheet, which as of the Effective Date is estimated to be Thirty-Three Million Six Hundred Twenty-Seven Thousand Three Hundred Seventeen and 00/100 Dollars ($33,627,317.00). This figure will be updated with delivery of the Estimated Closing Net Assets.

“Organizational Documents” means with respect to the Company, the articles of organization or certificate of formation, as applicable, the operative limited liability company operating agreement, member resolutions, certificates evidencing the membership interests, if any, and all amendments or modifications to the foregoing and similar governing instruments required by the laws of the governing jurisdiction of formation or organization.

“Person” means any individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any agent acting in such capacity on behalf of any of the foregoing.

“Real Property” means all real property, including all rights, title and interest therein, more particularly described in Schedule I has the meaning set forth in Section 2.01.

“Sales Price” means an amount equal to the “Contract Sales Price” (or its equivalent), representing the total price for all improvements constructed on a residential lot including all premiums, options and upgrades, as reflected on Lines 101 and 401 of the HUD-1 settlement statement (or on the comparable/equivalent lines of any successor form of closing statement approved from time to time by the United States Department of Housing and Urban Development) for the first sale by the Company (or Company’s successors-in-interest, as the case may be) to a third-party homebuyer for each residential home.

“Seller” has the meaning set forth in the Preamble.

“Seller Related Parties” has the meaning set forth in Section 3.06 below.

“Service Contracts” means all service, maintenance, management, commission, union, brokerage, leasing, and other contracts in connection with the Real Property as set forth on Schedule II hereto and all renewals, replacements, extensions of same or additional service contracts that may hereafter be entered into in the ordinary course of business in accordance with Section 7.01.

“Survey” has the meaning set forth in Section 4.02(a) below.

“Tax” or “Taxes” means any federal, state, local, foreign, or other tax, fee, levy, duty, assessment, or other governmental charge, any amounts paid under an agreement with a Governmental Authority relating to a tax or in lieu of a tax, and any interest, additions to tax, and penalties in connection therewith.

“Tax Return” shall mean any return, report, information return, declaration, claim for refund, or other document, together with all amendments, attachments, and supplements thereto (including all related or supporting information), required to be maintained for or supplied to any Governmental Authority responsible for the administration or collection of Taxes.

“True-Up” shall have the meaning set forth in Section 2.03(b) below.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01          Membership Interests. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and conditions of this Agreement, all of Seller’s rights, title, and interest in and to all of the Membership Interests owned by Seller.

Section 2.02          Deposit. Purchaser shall deposit Five Hundred and 00/100 Dollars ($500,000.00) (together with any and all interest accrued thereon referred to herein as the “First Deposit”) with the Escrow Agent, within three (3) Business Days after the Effective Date. Unless the Agreement is terminated prior to the expiration of the Due Diligence Period, Purchaser shall deposit Five Hundred and 00/100 Dollars ($500,000.00) (together with any and all interest accrued thereon referred to herein as the “Second Deposit”) with the Escrow Agent no later than December 1, 2020. No later than December 15, 2020, Purchaser shall deposit Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with any and all interest accrued thereon referred to herein as the “Third Deposit”) with the Escrow Agent. The First Deposit, Second Deposit and Third Deposit, together with any and all interest accrued thereon, shall be referred to herein collectively as the “Deposit.”

If the transaction does not close, Escrow Agent shall disburse the Deposit to the Party entitled to the Deposit as provided for in this Agreement. From and after the expiration of the Due Diligence Period, the Deposit (i) shall be non-refundable except in the event of an uncured event of default by Seller or in the event of any material misrepresentation of any of Seller’s representations and warranties in Section 10.01 below, and (ii) shall be applied toward the Purchase Price at Closing.

Section 2.03          Purchase Price. The aggregate purchase price (the “Purchase Price”) which Purchaser shall pay to Seller for all of the Membership Interests owned by Seller shall be equal to the sum of the (A) the Closing Net Assets plus (B) Adjusted Land Basis plus (C) the aggregate of all True-Up payments, which shall be calculated as follows:

(a)          Closing Net Assets.

(i)          Closing Calculation and Cash Payment.

(A)          At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Purchaser a statement setting forth its good faith estimate of Closing Net Assets (the “Estimated Closing Net Assets”) plus the Adjusted Land Basis, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Net Assets (the “Estimated Closing Statement”).

(B)          The “Cash Payment” shall be an amount equal to (i) the Estimated Closing Net Assets plus (ii) the Adjusted Land Basis.

(ii)          Post-Closing Adjustment.

(A)         Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of Closing Net Assets, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Net Assets (the “Closing Statement”) and a certificate of the Chief Financial Officer of Purchaser that the Closing Statement was prepared strictly in accordance with the Accounting Methodology.

(B)         The post-closing adjustment shall be an amount equal to the Closing Net Assets minus the Estimated Closing Net Assets (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment.

(b)          Adjusted Land Basis. The “Adjusted Land Basis” shall be equal to one hundred ten percent (110%) of the Off-Site Property Land Basis.

(c)          True-Up.

(i)         For those fully engineered, developed and platted lots within the Real Property, the “True Up” shall be equal to the sum of twenty percent (20%) of the Sales Price paid by a third-party homebuyer to Purchaser (or Company’s successors-in-interest, as the case may be) at the time of closing the purchase and sale to said third party homebuyer minus the prorata share of the Adjusted Land Basis determined on a per-community, per-lot basis at Closing. Notwithstanding anything to the contrary herein, Seller’s rights under this Section 2.03(c) shall at all times be expressly subject and subordinate to the rights and mortgage lien of any lender providing the Company or Purchaser financing for the construction of a home on any lot owned by the Company. The provisions of this Section 2.03(c) shall survive Closing.

(ii)        For those undeveloped (or in-the-process of being developed) lands lying within the Real Property, the “True-Up” shall be equal to the sum of twelve percent (12%) of the Sales Price paid by a third-party homebuyer to Purchaser (or Company’s successors-in-interest, as the case may be) at the time of closing the purchase and sale to said third party homebuyer minus the prorata share of the Adjusted Land Basis determined on a per-community, per-lot basis at Closing.

(iii)        At Closing, (1) Seller shall provide Purchaser with an exhibit delineating which portions of the Real Property are fully engineered, developed and platted and which portions are undeveloped (or in-the-process of being developed), and (2) the Parties agree to record a “Memorandum of True-Up Payment” placing third-parties on notice of Seller’s right to receive the True-Up upon the third-party sales to homebuyers, which memorandum shall be in such form and content to be mutually agreed upon by the Parties consistent with those certain existing “Memorandum of Additional Purchase Price” recorded against portions of the Real Property lying within Laureate Park (such as, the provision for subordination in favor of Purchaser’s lenders subject to the customary limitations).

(d)          Examination and Review.

(i)          Examination. After receipt of the Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company.

(ii)        Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

(iii)        Resolution of Disputes. If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of KPMG or, if KPMG is unable to serve, Purchaser and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(v)         Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)          Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Seller, as the case may be.

(e)        Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Laws and Regulations.

Section 2.04       Payment of Purchase Price. The Purchaser shall pay the Cash Payment to Escrow Agent on the Closing Date by federal wire transfer of immediately available funds (the “Closing Payment”). The True-Up shall be paid to Seller post-Closing in installments at the time of each third-party closing by Purchaser to a third-party homebuyer. The obligation to pay Seller the True-Up shall survive Closing and shall be binding upon Purchaser and its successors and assigns. If the Company does not construct homes on the Off-Site Property, the obligation to pay Seller the True-Up shall be assigned to the successor landowner of the Off-Site Property (or applicable portions thereof) and Purchaser shall be deemed to guaranty the full payment and performance of said financial obligations until paid in full.

ARTICLE III
DUE DILIGENCE INVESTIGATION

Section 3.01       Due Diligence Materials. Within seven (7) days after the Effective Date, Seller shall deliver, cause to be delivered, or make available to Purchaser the following documents to the extent in the custody or control of Seller or the Company (collectively, the “Due Diligence Materials”):

(a)        Title Policies; Title Commitment. The existing title policies covering the Real Property (the “Title Polices”), issued by the relevant title companies (the “Title Companies”), together with copies of all documents referred to as exceptions therein (the “Title Exceptions”), and a current preliminary title commitment covering the Real Property committing the Title Companies to issue at Closing, as Purchaser’s sole and absolute discretion, any endorsements to the Title Policies (the “Title Commitment” and collectively with the Title Exceptions and Title Policies, the “Title Documents”).

(b)          Purchase and Sale Agreements. Complete copies and all amendments of the Purchase and Sale Agreements.

(c)          Survey. Any survey of the Real Property prepared for Seller at the time of the Company’s acquisition of the Real Property.

(d)          Plans and Specifications. Copies of all working drawings and as-built plans and specifications for the Improvements, which will be provided in a non-downloadable format or made available at the Company Office for review.

(e)         Reports. Copies of all environmental reports prepared by third parties, engineering reports, soil reports, and other professional reports or surveys of the Real Property.

(f)          Permits. Copies of all governmental permits, licenses, certificates of occupancy, and approvals, in each case regarding the Real Property.

(g)          Contracts. Copies of the Service Contracts and all vendor, subcontractor and contractor agreements, together with the Company’s form standard terms agreement for vendors.

(h)         Operating Statements. Operating statements for the prior three (3) years and year-to-date (the “Operating Statements”), and projected for the calendar year 2020, together with current year budget plus narrative for the Real Property.

(i)          Tax Assessment. A copy of the property tax assessment and the tax bills with respect to the Real Property for the current year.

(j)          Warranties and Indemnities. All warranties (including, without limitation, any roof warranty), guarantees and indemnities for the Real Property, together with any work orders for the twelve (12) months preceding this Agreement relating to expenses at the Real Property such as security, landscaping, etc.

(k)          Insurance. Seller’s insurance certificates and an insurance loss claims history for the twenty-four (24) months preceding this Agreement.

(l)         Company Documents. With respect to the Company: (i) all Organizational Documents; (ii) financial statements for fiscal years 2017, 2018 and 2019; and (iii) all federal, state, and local Tax Returns for years 2017, 2018 and 2019.

(m)        Intentionally Deleted.

(n)         Warranties. Copies of all warranties with respect to the houses constructed by the Company.

All or some of the Due Diligence Materials may from time to time up to and including the Closing Date be uploaded to an online data room at the url https://tavistockgroupmy.sharepoint.com/personal/shamira_bartley_tavistock_com/_layouts/15/onedrive.aspx?id=%2Fpersonal%2Fshamira%5Fbartley%5Ftavistock%5Fcom%2FDocuments%2FProject%20Trident&originalPath=aHR0cHM6Ly90YXZpc3RvY2tncm91cC1teS5zaGFyZXBvaW50LmNvbS86ZjovZy9wZXJzb25hbC9zaGFtaXJhX2JhcnRsZXlfdGF2aXN0b2NrX2NvbS9Fa2c5MFJJd2lFOUZsZDRzWlltNXY1QUI3dTdMZXBfS0R3OUlpNmtyMjU0VDVnP3J0aW1lPWFobDlJNlI2MkVn (the “Data Room”).

Section 3.02     Other Information. Seller shall provide Purchaser, upon not less than two (2) Business Days’ notice to the Seller from Purchaser, access to the Company’s non-confidential property files with respect to the Real Property and any non-confidential additional information reasonably requested by Purchaser, at the Company Office for review and copying by Purchaser. If requested by Seller, such inspection shall be done at the Company Office after business hours and/or on a Saturday or Sunday. All inspections at the Company Office shall be attended by Craig Collin. In addition, Seller shall promptly and in good faith, comply with any reasonable request by Purchaser, during the term of this Agreement, for: (a) any updates to the information or documents described in Section 3.01 above; (b) any document, within Seller’s or the Company’s possession, pertaining to the Real Property and the Company, although not included within the documents described in Section 3.01 above; or (c) any information within Seller’s Knowledge pertaining to the Real Property and the Company.

Section 3.03        Due Diligence Period.

(a)          Purchaser shall have a period, commencing on the Effective Date through 11:59 p.m., local Jacksonville, Florida time on November 30, 2020 (the “Due Diligence Period”), to perform due diligence with respect to the Real Property (including conducting such tests, studies, surveys, and/or other physical inspections of the Property as Purchaser deems reasonably necessary or appropriate), the Company, the Membership Interests, and all information relating thereto (including the Due Diligence Materials) (the “Inspections”), provided such Inspections are permitted under the Company’s Real Property purchase agreements and otherwise subject to the terms and conditions set forth herein. Purchaser’s Inspections may encompass such matters as, without limitation, title and survey, environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation; provided, however, in no event shall Purchaser be permitted to perform any invasive testing including, without limitation, a Phase 2 environmental site assessment, without Seller’s prior written consent in each instance which may be granted or withheld in Seller’s sole and absolute discretion. Notwithstanding anything to the contrary herein, Seller and Purchaser acknowledge that as of the Effective Date, not all of the Exhibits and Schedules have been attached or otherwise completed, provided, however, Seller agrees to populate and complete, as applicable, all exhibits and schedules to this Agreement no later than fourteen (14) days prior to the expiration of the Due Diligence Period. In the event the exhibits or schedules are not populated and/or complete by such time, Seller and Purchaser agree that the Due Diligence Period shall be extended without any further action of the parties each day until such time as the exhibits and schedules are complete, with such evidence of satisfaction of this Section 3.03(s) set forth in the amendment to this Agreement attaching such complete exhibits and schedules.

(b)          If Purchaser is dissatisfied with the Real Property, the Company, and/or the Membership Interests, for any reason or no reason whatsoever, then Purchaser shall have the absolute right to terminate this Agreement upon written notice to Seller delivered at any time prior to expiration of the Due Diligence Period, provided, however, in the event Purchaser elects to proceed with the transaction contemplated herein, Purchaser shall provide written notice from one of Purchaser’s named notice parties in Section 16.01(d) herein expressly stating Purchaser’s election to proceed beyond the Due Diligence Period (the “Notice to Proceed”). If Purchaser does not provide the Notice to Proceed by the expiration of the Due Diligence Period, or if Purchaser provides written notice of its termination prior to such time, this Agreement shall automatically terminate whereupon the First Deposit shall be promptly refunded to Purchaser and the Parties shall have no further liability hereunder (except with respect to those obligations hereunder which survive the termination of this Agreement).

Section 3.04       Purchaser’s Access. Subject to the provisions of Section 3.05, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers, and contractors (collectively, the “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time at its sole cost and expense, upon the advance notice to Seller, to enter upon and pass through the Real Property during normal business hours to perform its Inspections.

Section 3.05        Purchaser’s Right to Inspect.

(a)        In conducting the Inspections or otherwise accessing the Real Property, Purchaser shall at all times comply with all Laws and Regulations of all applicable governmental authorities. Subject to Seller’s prior consent, which may be granted or withheld in its reasonable discretion, Purchaser and Purchaser’s Representatives shall have the right to contact or have any discussions with any of Seller’s or Seller’s Affiliates’ employees, agents, or representatives (other than Seller’s attorneys), or contractors providing services to, the Property. Purchaser acknowledges that the transactions contemplated herein is strictly confidential and has not be disclosed to Seller’s or Seller’s Affiliates’ employees, agents, or representatives, or contractors providers services, except as may be on a need-to-know basis to help facilitate the transactions contemplated herein.

(b)        Purchaser shall schedule and coordinate all Inspections of the Real Property or other access thereto with the Seller. Seller shall be entitled to have a representative present at all times during each such Inspection or other access. Purchaser agrees to pay to Seller promptly upon demand the reasonable cost of repairing and restoring any damage or disturbance that Purchaser or Purchaser’s Representatives shall cause to the Real Property, other than any damage caused by or resulting from: (i) any acts or omissions of Seller or a Seller Related Party; or (ii) any pre-existing, dangerous, illegal, or defective condition of the Real Property. All inspection fees, appraisal fees, engineering fees, and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole cost and expense of Purchaser.

(c)         Prior to entry upon the Real Property by Purchaser and/or Purchaser’s Representatives, Purchaser shall provide Seller with a liability insurance policy in the amount of $1,000,000.00 or more and with a company with a rating an A&M Best rating of A or better, which names Seller and the Company as additional insureds, which cannot be cancelled without thirty (30) days’ prior written notice to Seller, which shall be primary and non-contributing with any other insurance available to Seller and which shall contain a full waiver of subrogation clause. The right of Inspection and access will terminate immediately if the insurance policy or this Agreement is terminated. Seller hereby acknowledges and agrees that any insurance policy provided hereunder which is consistent in all material respects with those insurance policies accepted by Seller or its Affiliates under other purchase and sale contracts for land acquisitions will be deemed to meet the requirements of this subparagraph (c).

Section 3.06        Seller Indemnification. Purchaser agrees to indemnify and hold Seller and their agents, Affiliates, representatives, consultants, accountants, contractors, and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, the “Seller Related Parties”) harmless from and against any and all Losses incurred by Seller Related Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ access to, or Inspections of, the Real Property, except to the extent such losses, costs, damages, liens, claims, liabilities, or expenses are caused by (i) any act or failure to act of Seller, or (ii) any pre-existing conditions located on the Real Property. The provisions of this Section 3.06 shall survive the Closing or any earlier termination of this Agreement for a period of one (1) year.

ARTICLE IV
TITLE MATTERS AND REVIEW

Section 4.01        Permitted Exceptions. At Closing, the Real Property shall be subject only to the following matters (collectively, the “Permitted Exceptions”):

(a)         All title exceptions set forth in the Title Policies.

(b)         All unpaid real estate taxes, assessments, and water and sewer charges not due and payable as of the Closing Date, subject to adjustment as hereinafter provided.

(c)        All present and future zoning, building, environmental, and other laws, ordinances, codes, restrictions, and regulations of all governmental authorities having jurisdiction with respect to the Real Property, including, without limitation, all Laws and Regulations, provided such Laws and Regulations are not violated by the Property as it exists on the Effective Date and on the Closing Date, or prohibit or impair the use of the Property to support lots for single family homes or townhomes.

(d)       Community plats and covenants and restrictions and all covenants, restrictions, and rights of record and all easements and agreements of record for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer, or other utility pipelines, poles, wires, conduits, or other like facilities, and appurtenances thereto, over, across, and under the Real Property, provided as to any such exceptions, they do not (i) interfere with the present use of the Property, (ii) prohibit or impair Purchaser’s intended use of the Real Property to support lots for single family or multi-family homes; (iii) prohibit or interfere with the maintenance and operation of any building or structure on the Property; or (iv) render title unmarketable.

(e)         Any state of facts shown on the Survey, together with any additional state of facts that a subsequent accurate survey of the Real Property would show, provided same do not: (i) render title unmarketable; (ii) prohibit or interfere with the maintenance of any building or structure or structures now on the Real Property; and/or (iii) restrict the current use and enjoyment of the Real Property as a single family or multi-family home.

(f)          Any lien or encumbrance arising out of the acts or omissions of Purchaser.

Section 4.02        Title.

(a)          In accordance with Section 3.01(a), Seller shall provide Purchaser with all title policies then in place on the Real Property to allow Purchaser to order title updates, and the Title Commitment from the Title Companies, together with copies of all Title Documents (the “Title Report”). At the Closing and as a condition to Purchaser’s obligations under this Agreement, the Title Companies shall issue to Purchaser, and Purchaser shall accept (at Purchaser’s expense), without payment of an extraordinary premium, an ALTA Endorsement 15-06 (Nonimputation-Full Equity Transfer), or its state-specific equivalent, with respect to the Title Policies (the “Title Insurance Policies”). Purchaser, at its own expense in accordance with Section 7.02(c), may order a survey of any or all of the Real Property (the “Survey”).

(b)        Prior to the expiration of the Due Diligence Period, Purchaser shall furnish to Seller’s attorney a writing (the “Title Report Objection Notice”) specifying any objections to matters shown in: (i) Schedule B of the Title Commitment; (ii) any search included in the Title Report; (iii) the Title Documents; and/or (iv) the Survey, which materially and adversely affect the marketability of title to the Real Property or any portion thereof (to be determined by Purchaser applying standards customary in the industry for determining marketability) (each, a “Title Objection”). If, after giving the Title Report Objection Notice to Seller, Purchaser receives a continuation report showing any exceptions to title to the Property that are not Permitted Exceptions, Purchaser shall promptly give written notice thereof to Seller. Except for those items that Seller is obligated to cure pursuant to the terms of this Agreement, any such matter not the subject of a timely Title Objection shall be deemed a Permitted Exception. Notwithstanding anything to the contrary contained herein, Purchaser shall have no need to object to any Mandatory Title Removal Item, which Mandatory Title Removal Items shall be automatically deemed Title Objections.

Section 4.03        Seller Unable or Unwillingness to Cure.

(a)        If Purchaser timely delivers the Title Report Objection Notice, Seller shall have thirty (30) days following its receipt of such written notice of the existence of Title Objections (the “Curative Period”) in which to attempt, at its option, to cure or eliminate the Title Objections specified in such written notice or to notify Purchaser that it will not attempt to cure or eliminate the Title Objections. Seller shall not be obligated under any circumstances to attempt to cure or eliminate the Title Objections specified in such written notice. If Seller is unable or unwilling to cure or eliminate the specified Title Objections within the Curative Period, Purchaser may elect to terminate this Agreement only if said Title Objections materially and adversely affect the marketability of title to the Real Property or any portion thereof, or, alternatively, Purchaser may elect to waive the Title Objections and proceed with the transactions contemplated herein subject to any uncured Title Objections. If Purchaser elects to terminate this Agreement because of the existence of uncured Title Objections by providing Seller written notice thereof within the time and in the manner aforesaid, then all rights and obligations of the Parties hereunder shall thereupon cease and terminate, except for those obligations which expressly survive termination of this Agreement.

(b)        Notwithstanding anything to the contrary contained in this Agreement, Seller shall, on or prior to the Closing, pay, discharge or remove of record or cause any Mandatory Title Removal Item to be paid, discharged, or removed of record at Seller’s sole cost and expense. The term “Mandatory Title  Removal Item” as used herein shall mean, other than Permitted Exceptions: (i) any lien and other encumbrance that any Seller has knowingly and intentionally placed (or allowed to be placed) on the Real Property (other than with the prior written approval of Purchaser, in Purchaser’s sole discretion except such approval shall not be unreasonably withheld with respect to requests for instruments to be recorded for the benefit of any utility); (ii) mortgages, deeds of trust, security instruments, financing statements, or other instruments which evidence or secure indebtedness, judgments, and liens against the Real Property, including, without limitation, mechanics’ liens, tax liens, and real estate taxes, water rates, sewer rents, and taxes, in each case, which are due and payable but which remain unpaid and/or of record as of the Closing Date (subclauses (i) and (ii), collectively, the “Voluntary Liens”); and (iii) any Title Objections which would not constitute Voluntary Liens, but which can be removed by the payment of a liquidated sum of money (items set forth in this subclause (iii), collectively, “Monetary Liens”). Seller shall be obligated to take any such action as is required on the part of Seller to have Monetary Liens removed from the Title Report by the Title Companies, provided, however, that Seller shall have no obligation to pay, discharge, or remove of record Monetary Liens, in the aggregate, in an amount greater than TEN THOUSAND DOLLARS ($10,000.00) (the “Lien Removal Limitation”). If Seller fails to discharge and remove of record any Mandatory Title Removal Items on or prior to the Closing Date, at Purchaser’s election, such failure shall constitute a failure of a closing condition pursuant to Section 11.03 and Purchaser shall be entitled to such remedies as are set forth in Article 14; provided, however, Seller’s failure or refusal to pay or incur any amounts greater than the Lien Removal Limitation to cure or remove any Mandatory Title Removal Items shall not be considered a default or breach of this Agreement by Seller.

Section 4.04       Unpaid Taxes; Assessments and Charges. The amount of any unpaid taxes, assessments, and water and sewer charges which Seller or the Company is obligated to pay and discharge may, at the option of the Seller on behalf of Seller, be paid by Purchaser out of the balance of the Purchase Price, if bills therefor, with any interest and penalties thereon figured to said date, are furnished to or obtained by the Title Companies at the Closing and the Title Companies omits same as an exception to its Title Insurance Policies.

Section 4.05      Liens and Other Encumbrances. If the Real Property shall, at the time of the Closing, be subject to any liens (such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes), encumbrances, or other title exceptions which would be grounds for Purchaser to object to title hereunder, the same shall not be deemed a Title Objection provided that, at the time of the Closing, either: (a) the Seller delivers checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Companies at the Closing, instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Companies in order to omit same as an exception to its Title Insurance Policies) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments; or (b) each Title Company, as applicable, will otherwise issue or bind itself to issue a policy in form and substance reasonably acceptable to Purchaser which will insure Purchaser against collection thereof from or enforcement thereof against the Real Property.

Section 4.06       Title Affidavits or Documents. Upon request by Title Companies, the Seller shall deliver any such affidavits and documentary evidence as are reasonably required by the Title Companies and customarily delivered by Seller of residential property in the location where the Real Property is located in order to issue the Title Insurance Policies to Purchaser free and clear of matters other than the Permitted Exceptions.

ARTICLE V
CLOSING

Section 5.01       Closing; Closing Date. The closing of the transaction contemplated hereby (the “Closing”) shall occur no later than December 31, 2020 (the “Closing Date”), subject to the satisfaction of all conditions to Closing, and in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Purchaser, in Purchaser’s sole and absolute discretion, may elect to extend the Closing Date by thirty (30) days by (i) providing written notice to Seller of Purchaser’s election to extend the Closing Date at least ten (10) Business Days prior to the then scheduled Closing Date, and (ii) simultaneously depositing with Escrow Agent the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Closing Extension Deposit”), which Closing Extension Deposit shall be non-refundable in any circumstance but shall be credited toward the Purchase Price at Closing. In the event Purchaser timely elects to extend the Closing Date pursuant to the terms of this Section 5.01, the term “Closing Date” shall mean the Closing Date as extended.

ARTICLE VI
CLOSING DELIVERIES

Section 6.01        Seller’s Closing Deliveries. Seller shall deliver or cause to be delivered to Purchaser the following at the Closing, except as otherwise specified below:

(a)        Two (2) original Assignment, Assumption, and Admission Agreements (the “Assignment”) in substantially the form attached hereto as Exhibit A, each executed by Seller and assigning to Purchaser all of Seller’s right, title, and interest in the Membership Interests.

(b)         One (1) original affidavit in substantially the form attached hereto as Exhibit B, executed by Seller and stating his taxpayer identification number for federal income tax purposes and that Seller is not a foreign person within the meaning of Section 1445, et seq. of the Code (the “FIRPTA Certificate”).

(c)          A good standing certificate for the Company in the jurisdiction where the Company is organized and, if different, where the Real Property is located, dated no more than thirty (30) days before the Closing Date.

(d)          Resignations effective as of the Closing Date of any officers or directors and the managing member/manager of the Company.

(e)          A written certificate in form and substance reasonably satisfactory to Purchaser that the condition set forth in Section 11.02(c) has been satisfied.

(f)          One (1) original title affidavit.

(g)          Two (2) original Settlement Statements.

(h)         One (1) original Memorandum of True-Up Payment.

Section 6.02        Purchaser’s Closing Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)         The Closing Payment.

(b)         Two (2) original Assignments, each executed by Purchaser.

(c)        A consent of the board of managers of Purchaser authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder.

(d)          A written certificate in form and substance reasonably satisfactory to Seller that the condition set forth in Section 11.01(b) has been satisfied.

(e)          One (1) original Memorandum of True-Up Payment.

ARTICLE VII
CLOSING COSTS

Section 7.01        Seller’s Closing Costs. Seller shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)          All transfer tax, if any, payable on the date of Closing where the Real Property is located.

(b)         All recording fees for any title curative documents.

(c)        Any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultancy fees.

Section 7.02        Purchaser’s Closing Costs. Purchaser shall pay the following costs and expenses in connection with the transaction contemplated by this Agreement:

(a)          The cost of the Title Report.

(b)          The cost of the Title Insurance Policies.

(c)          The cost of the Survey.

(d)          Any and all costs associated with any financing Purchaser may obtain to consummate the acquisition of the Property.

(e)       Any and all costs incurred by Purchaser in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any expenses associated with Purchaser’s investigation of the Property, and any attorneys’ or consultancy fees.

ARTICLE VIII
TAX MATTERS

Section 8.01        Property Tax Proceedings. If any proceedings for the reduction of the assessed valuation of the Real Property (“Tax Proceedings”) relating to any tax years ending prior to the current tax year of 2020 are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Company shall remain the sole property of Seller. From and after the date hereof until the Closing, Seller is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings, and in Seller’s reasonable discretion consistent with the practices of a reasonably prudent building owner, at its sole cost and expense to litigate or settle same; provided, however, that (a) after the Due Diligence Period has terminated, Purchaser’s consent shall be required for the filing or settlement of any new Tax Proceeding, which consent shall not be unreasonably withheld; and (b) Purchaser shall be entitled to that portion of any refund or future tax benefit relating to the period occurring after the Closing (“Purchaser’s Tax Benefit”) after payment to Seller of the pro-rata share of Seller’s costs and expenses attributable to Purchaser’s Tax Benefit, including, without limitation, reasonable attorneys’ fees and disbursements, actually incurred by Seller in obtaining such refund or in obtaining any future tax benefits including benefits based on decreases in assessed valuation. Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to initiate a Tax Proceeding relating to any tax year covering the year of Closing or any preceding years without Seller’s advance written consent in each instance, which consent shall be in Seller’s reasonable discretion.

Section 8.02       Property Tax Proceedings at Purchaser’s Request. Notwithstanding the foregoing, at Purchaser’s sole cost and expense, Purchaser shall have the right to request that Seller commence any new Tax Proceeding that Purchaser reasonably believes is consistent with the practices of a reasonably prudent building owner. Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing reasonably necessary for the collection of such refund by Seller.

Section 8.03       Income Tax Treatment. Seller and Purchaser agree that the transactions under this Agreement will be treated for U.S. federal income tax purposes and applicable state income tax purposes as a taxable sale by Seller and a purchase by Purchaser of the assets of the Company.

Section 8.04        Survival. The provisions of this Article VIII shall survive the Closing for a period of one (1) year.

ARTICLE IX
COVENANTS

Section 9.01        Seller’s Covenants. Seller covenants that:

(a)          From the Effective Date until the Closing, Seller shall, or shall cause the Company to:

(i)          operate, manage, and maintain the Business in the ordinary course of business in a manner consistent in all material respects with past practice;

(ii)       perform its obligations under the Service Contracts, mortgages/deeds of trust, and other agreements binding on Seller or the Company relating to the Real Property in all material respects and make modifications thereto in the ordinary course of business;

(iii)         maintain in full force and effect the insurance policies currently in effect;

(iv)       comply with all laws applicable to the Company, use, or occupancy thereof and promptly deliver to Purchaser copies of all written notices of any violations thereof, and promptly notify Purchaser of all judgments, claims, and litigation affecting Seller (solely as it relates to the Membership Interests) or the Company;

(v)          promptly notify Purchaser of the institution of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Company, the Seller (solely as it relates to the Membership Interests), and/or the Real Property and of any such proceedings which are to Seller’s Knowledge threatened after the date hereof;

(vi)       promptly after the delivery or receipt thereof, deliver to Purchaser copies of all notices concerning the Company, which relate to the Service Contracts, releases of Hazardous Materials affecting the Real Property, or any actual or threatened condemnation of the Real Property or any portion thereof given by or on behalf of any Federal, state, or local agency, and copies of all other correspondence sent, filed, served on, or received by Seller from any federal, state, or local agency affecting the Real Property from and after the Effective Date;

(vii)       timely file all Tax Returns required to be filed and pay all Taxes required to be paid when due for tax periods ending on or before the Closing Date; and

(b)         From the Effective Date until the Closing, Seller shall not, to the extent the same would be binding on or affect the Real Property or any owner thereof after the Closing, and except as permitted under Section 6.01(a), other than in the ordinary course of business without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed:

(i)         except as permitted under Section 9.01(a)(ii) or as otherwise handled in the ordinary course of business, amend, modify (other than non-material amendments or modifications), terminate (other than to replace), or renew any of the Service Contracts;

(ii)         except as already contemplated by the Company, as handled in the ordinary course of business, as disclosed to Purchaser on Schedule II, or which can be cancelled at any time upon sixty (60) days’ notice, enter into any new Service Contracts;

(iii)        affirmatively (whether by action or inaction) subject the Real Property to any additional liens, encumbrances, covenants, or easements, except to the extent required by purchase agreements for Real Property and as required for the construction of homes and development of the subdivision communities in the ordinary course of business;

(iv)       except as permitted under Section 9.01(a)(ii) or as otherwise handled in the ordinary course of business, enter into any agreement which would require the consent of a third-party to consummate the transactions contemplated by this Agreement;

(v)         sell, transfer, encumber, or change the status of title of all or any portion of the Real Property or the Membership Interests except as required for the construction and sale of homes in the ordinary course of business;

(vi)         change or attempt to change, directly or indirectly, the current zoning of the Real Property, unless more favorable zoning;

(vii)        cancel, amend, or modify any certificate, approval, license, or permit held by the Company with respect to the Real Property which would have a Material Adverse Effect;

(viii)      make any capital improvements or alterations or changes to the Real Property except those necessary to prevent loss of life, personal injury, or property damage in emergency situations and except for the construction and sale of homes in the ordinary course of business;

(ix)        take any action in respect of any litigation or proceeding in respect of the Real Property which shall have a Material Adverse Effect on the Real Property; provided, however, nothing shall preclude Seller from filing appropriate pleadings prior to the answer date or other proceedings to advance construction claims in the ordinary course of Business or pursuant to an order of the court or administrative body;

(x)          settle or compromise or agree to any settlement or compromise of any insurance or condemnation claim or award, other than in the ordinary course of business;

(xi)        amend or modify any of the Organizational Documents other than as reasonably determined by Seller (and upon at least three (3) Business Days’ advance written notice to Purchaser) as recommended by Seller’s tax advisor as being necessary or desirable to make a tax election or to clarify tax treatment;

(xii)       permit the Company to acquire or agree to acquire any business or any other entity, or otherwise acquire or agree to acquire any assets, or otherwise conduct any business activities of whatever nature or kind other than in the ordinary course of business of operating the Real Property;

(xiii)      permit the Company to make any material changes in its present accounting methods, except as required by law, rule, regulation, or GAAP, or other method currently used by the Company; or

(xiv)       permit the Company to: (A) amend any previously filed Tax Return in a manner that could adversely affect Purchaser; (B) make, change, or rescind any express or deemed material election relating to Taxes; (C) materially change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable Laws and Regulations; or (D) file any material Tax Return other than in a manner consistent with past custom and practice.

(c)          Intentionally Deleted.

(d)        Seller shall not, and shall not authorize or permit any of Seller’s Affiliates or any of the Seller Related Parties or the Company to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause Seller’s Affiliates, Seller Related Parties and the Company to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. Seller agree that the rights and remedies for noncompliance with this Section 9.01(d) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 9.02        Purchaser’s Covenants. Purchaser covenants that:

(a)        From the Effective Date until the Closing, Purchaser shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article XI.

(b)        Following the Closing, in order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Purchaser shall: (i) retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (ii) upon reasonable notice, afford the representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(c)        Following the Closing, Purchaser shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(d)         Purchaser shall, or shall cause the Company to, subject to Purchaser’s satisfactory receipt background and drug testing results consistent with Purchaser’s (and its Affiliates’) current practices, offer employment effective on the Closing Date, to certain of the Scheduled Affiliate Employees to be determined prior to the expiration of the Due Diligence Period. Purchaser shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability to the Seller or any of its Affiliates. The foregoing obligations shall expressly survive Closing.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.01     Seller’s Representations and Warranties. The matters set forth in this Section 10.01 constitute representations and warranties by Seller, made as of the Effective Date. Seller hereby represents and warrants that:

(a)          With respect to the Real Property:

(i)          The Company has good and marketable title in fee simple to the Real Property free and clear of all liens, except those listed in Schedule 10.01(a)(i), the Title Policies, the Title Commitment and any Permitted Exceptions. The Real Property has not been assigned or conveyed to any party. No Person (other than Purchaser pursuant to this Agreement and those buyers (and licensee) under the Purchase and Sale Agreements (including the Parking License Agreement in Sunset Groves) listed on Schedule 10.01(b)(xii) attached hereto) has a right or option to acquire the Real Property or any interest in the Real Property.

(ii)         There are no leases, rights of first refusal, options, rights of first offer or any other similar rights or interests with respect to the Real Property in favor of any third party except as otherwise disclosed in the Purchase and Sale Agreements.

(iii)        There are no judgments presently outstanding and unsatisfied against the Seller, the Company, or the Real Property. There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or, to Seller’s Knowledge, investigation pending or threatened against or involving the Company, the Seller, or the ownership or operation of the Real Property, including, but not limited to, any condemnation action relating to the Real Property, other than those listed on Schedule III (“Pending Litigation”).

(iv)        Neither Seller nor the Company has received written notice of any material violation of any Laws or Regulations by any Governmental Authority having jurisdiction over the Real Property that has not been cured, corrected, or waived.

(v)          To Seller’s Knowledge, none of such Due Diligence Materials (including, without limitation, all Due Diligence Materials uploaded to the Data Room) contains any untrue statement of a material fact.

(vi)         Seller is not, or will become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(vii)        Schedule II is a true, correct, and complete list of the Service Contracts. The Company is not a party to any Service Contracts that will be binding upon the Company after the Closing, other than those listed on Schedule II. The Company is in material compliance with each of the Service Contracts and, to Seller’s Knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. Seller has made available to Purchaser true, correct, and complete copies of all Service Contracts.

(viii)      Except as disclosed in the environmental reports included in the Due Diligence Materials, and to Seller’s Knowledge, there are no Hazardous Materials installed, stored in, or otherwise existing at, on, in, or under the Real Property in violation of any Environmental Laws except for any allowable customary amounts.

(b)         With respect to Seller, the Company, and/or the Membership Interests, as applicable, as of the Closing and to Seller’s Knowledge:

(i)          Seller has full legal capacity to execute and deliver this Agreement and each document and instrument contemplated hereby (collectively, the “Transaction Documents”) to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.

(ii)         This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents to which Seller is a party by each other party hereto and thereto, constitute the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(iii)        Neither the execution, delivery, and performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller or the Company to obtain any consent, authorization, approval, or registration under: (A) any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Seller or the Company; or (B) any agreement to which Seller or the Company is a party, except, in either event, where the failure to obtain such consent, authorization, approval or registration would not have a Material Adverse Effect.

(iv)         Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(v)         The Company is, and always has been, a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its organization. The Company has the requisite limited liability company power and authority to own, operate, lease, and encumber its assets and to carry on the Business as it is now being conducted.

(vi)        Schedule 10.01(b)(vi) is a true, correct, and complete list of all Organizational Documents of the Company. There are no other Organizational Documents between the Company and Seller or any other persons or entities, other than the agreements and documents listed on Schedule 10.01(b)(vi), true, correct, and complete copies of which have been made available to Purchaser.

(vii)       Except for its wholly-owned subsidiary CHF Construction, LLC, a Florida limited liability company, the Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company, or other legal entity, whether incorporated or unincorporated, and, except as set forth in the Financial Statements and for such properties and assets purchase or otherwise acquired, or sold or otherwise disposed of, in either case in the ordinary course of business since the date of the most recent balance sheet included in the Interim Financial Statements, the only property the Company owns is the Real Property and related operating accounts and reserve accounts.

(viii)      The Membership Interests are validly issued, fully paid, and non-assessable. The Membership Interests owned by Seller and contemplated to be sold to Purchaser hereunder were issued in compliance with applicable Laws and Regulations and constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(ix)        There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating any Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Membership Interests.

 (x)         Seller owns the Membership Interests free and clear of all Encumbrances.

(xi)        All Tax Returns of the Company required by any federal, state, or local authority have been duly and properly filed, and to the extent any Taxes were due and payable by the Company, the Company caused all such Taxes to have been fully paid. There are no: (A) tax claims, audits, or proceedings pending or, to Seller’s Knowledge, threatened against the Company; (B) Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; or (C) Tax indemnity, Tax sharing, or Tax allocation agreements binding on the Company. The Company has complied with all information reporting and backup withholding provisions of applicable Laws and Regulations, except where failure to comply with any such law would not subject the Company to any Material Adverse Effect. To Seller’s Knowledge, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Seller has delivered to Purchaser copies of all required federal, state, and local income, franchise, and similar Tax Returns, examination reports, and statements or deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2013, and all such Tax Returns are true, correct and complete in all material respects.

(xii)       All agreements, oral or written (including, without limitation, any option agreements, right of first refusal agreements or right of first offer agreements), in effect for the purchase and sale of Real Property (other than pending home sales contracts to customers) by the Company are set forth on Schedule 10.01(b)(xii) (the “Purchase and Sale Agreements”). Other than the Purchase and Sale Agreement, there are no other material agreements, oral or written, currently in effect in connection with the Company’s sale of any Real Property. The copies of the Purchase and Sale Agreements provided to Purchaser are complete, true and correct in all material respects. There are no material defaults under any of the Purchase and Sale Agreements.

(xiii)      The Company has been treated as a disregarded entity for federal, state, and local income tax purposes from and after 2019 but was treated as a regarded entity for federal, state, and local income tax purposes from 2014 to 2018.

(xiv)      The unaudited financial statements of the Company for fiscal years 2017, 2018, and 2019 (the “Annual Financial Statements”) and for the period ended August 31, 2020 (the “Interim Financial Statements”) attached hereto and incorporated herein as Schedule 10.01(b)(xiv) (collectively, the Annual Financial Statements and the Interim Financial Statements are referred to as the “Financial Statements”) were internally prepared on an accrual basis, consistently applied throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. The Financial Statements to the Seller’s Knowledge fairly present in all material respects the financial condition, results of operations of the Company at the dates and for the periods indicated. To the Seller’s Knowledge, the books of account of the Company accurately reflect all material items of income and expense and all material assets and liabilities of the Company, except as otherwise provided herein. To the Seller’s Knowledge, the Company has no material liabilities of a type required to be reflected on a balance sheet prepare in accordance with GAAP, except (A) those covered by insurance, (B) those which are reflected or reserved against in the Financial Statements and (C) those which have been incurred in the ordinary course of business since the date of the most recent balance sheet included in the Interim Financial Statements.

(xv)        No material actions, suits, claims, investigations, or proceedings: (A) are pending or to the Seller’s Knowledge threatened against or by the Company, Seller, or any Affiliate of Seller relating to the Company or affecting the Membership Interests other than warranty and punch list work performed or being performed by the Company in the ordinary course of business except for the Pending Litigation; (B) are pending or to the Seller’s Knowledge threatened against or by the Company, Seller, or any Affiliate of Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (C) have been served upon the Company, nor has the Company initiated any court or administrative proceedings in any way involving or relating to the Company or the Membership Interests, nor have any of same been filed or threatened in writing with respect to the Company or the Membership Interests.

(xvi)      Neither the Seller nor the Company have: (A) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (B) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (C) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (D) given notice to any person or governmental body of insolvency; or (E) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Neither the Seller nor the Company is insolvent or will be rendered insolvent by the consummation of the transactions under this Agreement.

(xvii)     The only independent contractors of the Company are those listed on Schedule 10.01(b)(xvii). As of and since June 1, 2018, there are no employees of the Company. There are no union contracts, collective bargaining agreements or employment contracts affecting the Company. Schedule 10.01(b)(xvii) sets forth a list of certain employees (including those certain three (3) “Key Employees” identified in Schedule 10.01(b)(xvii)) of an Affiliate of the Seller that provides services to the Company and that will be offered employment by the Purchaser or the Company effective on the Closing Date pursuant to Section 9.02(d) (the “Scheduled Affiliate Employees”).

(xviii)     The Company does not have any employee benefit plan.

(xix)       Intentionally Deleted.

(xx)        Intentionally Deleted.

(xxi)      Following the Closing Date, there will not exist any ongoing contractual obligations between the Company and the Seller or its Affiliates except for (i) the Purchase and Sale Agreement with Seller’s Affiliate, Lake Nona Laureate Park, LLC, and (ii) the provision of low voltage services contemplated in said Purchase and Sale Agreement with Seller’s Affiliate, Dais Technologies, LLC.

Section 10.02      Survival of Seller Representations and Warranties.

(a)        Except with respect to those representations and warranties set forth in Section 10.01(b)(i) and Section 10.01(b)(ii) (collectively, the “Fundamental Representations”), which shall survive the Closing for the applicable statute of limitations, the representations and warranties of Seller set forth in Section 10.01 shall survive the Closing for three hundred sixty-five (365) days following the Closing Date (as applicable, the “Survival Period”). Any claim for breach of any representation or warranty of Seller under Article XIII shall be brought, if at all, within the Survival Period or thereafter be barred.

Section 10.03      Purchaser’s Representations and Warranties.

(a)          Purchaser represents and warrants that:

(i)          Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms. Purchaser is a limited liability company duly organized and in good standing under the laws of the State of Florida. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with this Agreement or shall have been taken on or prior to the Closing Date. Purchaser’s execution, delivery, and performance of this Agreement have been duly authorized and all required consents or approvals have been obtained. The individuals executing this Agreement on behalf of Purchaser have the power and authority to bind Purchaser to the terms and conditions of this Agreement;

(ii)         This Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally;

(iii)        Purchaser has not (or will not have) violated any contract, agreement, or other instrument to which Purchaser is a party nor any judicial order, judgment, or decree to which Purchaser is bound by: (A) entering into this Agreement; (B) executing any of the documents Purchaser is obligated to execute and deliver on the Closing Date; or (C) performing any of its duties or obligations under this Agreement or otherwise necessary to consummate the transactions contemplated by this Agreement;

(iv)       To Purchaser’s knowledge, there are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Purchaser’s power or authority to enter into or perform this Agreement;

(v)         Purchaser is not a Person with whom United States Persons are restricted or prohibited from doing business under OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities; and

(vi)       There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits, or other legal or administrative proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Purchaser or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(vii)        Intentionally Deleted.

(viii)     Purchaser is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(ix)         Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(x)        At the Closing, Purchaser will have conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company. Purchaser acknowledges and agrees that: (A) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser will have relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 10.01; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company, the Business or this Agreement, except as expressly set forth in Section 10.01.

Section 10.04     Survival of Purchaser Representations and Warranties. The representations and warranties of Purchaser set forth in Section 10.03 shall survive the Closing for the applicable statute of limitations. Any claim for breach of any representation or warranty of Purchaser under Article XIII shall be brought, if at all, within such survival period or thereafter be barred.

ARTICLE XI
CONDITIONS TO CLOSING

Section 11.01     Conditions to Obligations of Seller. Notwithstanding anything to the contrary contained herein, the obligation of Seller to close the transaction in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

(a)         Purchaser shall have: (i) executed and delivered to the Seller all of the documents required to be delivered by Purchaser at Closing; (ii) paid the Closing Payment in accordance with Section 2.02 above; (iii) paid all other sums of money required under this Agreement; and (iv) performed all other obligations required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(b)         On the Closing Date, all representations and warranties made by Purchaser in Section 10.03 shall be true and correct in all material respects as if made on the Closing Date.

(c)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)         Purchaser shall, or shall cause the Company, to offer employment to the following employees: Jamie Chung, Ernie Jamie, Jr., and Stephanie Bakthy (collectively, the “Key Employees”), which shall include a target bonus. Said employment agreement with the Key Employees shall be subject to Purchaser’s satisfactory receipt of background and drug testing results consistent with Purchaser’s (and its Affiliates’) current practices. All other existing employees may (or may not) receive an offer of employment by the Company. Any existing employees (including the Key Employees) that the Company hires at or after Closing shall be paid a target bonus, if earned prior to the Closing Date, in such amounts to be calculated in accordance with a detailed payout schedule delivered to Purchaser at Closing that calculates the accrued bonus amounts per employee through the period ending on December 31, 2020, or thereafter if the Closing is extended, which shall be paid by Purchaser to said employees (including the Key Employees) within sixty (60) days after Closing. At Closing, Seller, at its election, shall either (i) provide a credit against the Purchase Price in an amount equal to the aggregate target bonuses for all existing employees who have earned a target bonus through the Closing Date and have been hired by the Company (as evidenced by said employee’s acceptance of the Company’s offer of employment) (the “Target Bonus Payment”), or (ii) in lieu of providing a credit for the Target Bonus Payment, Seller shall pay said employees their respective portion of the Target Bonus Payment within sixty (60) days after Closing and provide Purchaser with proof of payment by the end of said 60-day period. Seller shall inform Purchaser of said election at least five (5) Business Days prior to Closing. The foregoing obligations shall expressly survive Closing.

Section 11.02      Conditions to Obligations of Purchaser. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close the transaction and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(a)          Intentionally Deleted.

(b)         Seller shall have: (i) executed and delivered to Purchaser (or other applicable party) all of the documents required to be delivered by Seller at the Closing; (ii) taken all other action required of Seller at the Closing as set forth in this Agreement; and (iii) performed and observed all of the obligations and covenants of and required by Seller pursuant to this Agreement prior to or as of the Closing Date.

(c)         All representations and warranties made by Seller in Section 10.01 shall be true and correct in all material respects both as of the Effective Date and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(d)         The Title Companies shall have issued a proforma or marked-up commitment for the Title Insurance Policies, subject only to the Permitted Exceptions and as otherwise provided in this Agreement.

(e)         Since the Effective Date, the Company shall not have suffered any Material Adverse Effect.

(f)         No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 11.03      Failure of Conditions to Closing.

(a)          If any condition precedent to Seller’s obligation to effect the Closing set forth in Section 11.01 has not been timely satisfied (and Seller has not waived in writing) by December 31, 2020 (the “Outside Date”), Seller, in Seller’s sole and absolute discretion, may (in addition to any rights Seller may have under Section 14.01 of this Agreement in the event that the non-satisfaction of a condition is a result of a breach or default by Purchaser) either: (i) terminate this Agreement by written notice thereof to Purchaser, and this Agreement shall terminate and have no further force or effect and neither Party shall have any further rights and/or obligations with respect to each other or this Agreement, except for any obligations that expressly survive termination; or (ii) waive any unsatisfied condition and consummate the transactions contemplated hereby.

(b)        If any condition precedent to Purchaser’s obligation to effect the Closing set forth in Section 11.02 has not been timely satisfied (and Purchaser has not waived in writing) by the Outside Date, then Purchaser, in Purchaser’s sole and absolute discretion, may (in addition to any rights Purchaser may have under Section 14.02 of this Agreement in the event that the non-satisfaction of a condition is a result of a breach or default by Seller) either: (i) terminate this Agreement by written notice thereof to Seller, and this Agreement shall terminate and have no further force or effect and neither Party shall have any further rights and/or obligations with respect to each other or this Agreement, except for any obligations that expressly survive termination; or (ii) waive any unsatisfied condition and consummate the transactions contemplated hereby.

(c)         The failure to satisfy any condition set forth in Section 11.02 that is not reasonably susceptible of being satisfied within the time agreed to in writing by the Parties shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless the non-satisfaction of such condition is a result of a breach or default by Seller of the terms of this Agreement, in which event Purchaser shall have all rights and remedies set forth in Section 14.02.

ARTICLE XII
AS-IS

Section 12.01     AS-IS, WHERE-IS. Subject to Seller’s express representations and warranties set forth in Section 10.01 of this Agreement, Purchaser is expressly purchasing the Real Property (indirectly by acquiring the Membership Interests in the Company) in its existing condition “AS-IS, WHERE-IS, AND WITH ALL FAULTS” and, except as expressly set forth in this Agreement, based upon the condition (physical or otherwise) of the Property as of the Effective Date.

Section 12.02     No Warranty or Other Representation. Except as expressly set forth in this Agreement to the contrary, Seller hereby disclaims all warranties of any kind or nature whatsoever (including, without limitation, warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Real Property, and none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives and any information, documents or material made available to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law. Except as is expressly set forth in this Agreement, including the representations and warranties of Seller set forth in Section 10.01 of this Agreement, Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by Seller or any Seller Related Parties with respect to the Real Property, and that, in fact, except as expressly set forth in this Agreement to the contrary, no such representations were made. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable Laws and Regulations.

ARTICLE XIII
INDEMNIFICATION

Section 13.01      Indemnification by Seller. Subject to the other terms and conditions of this Article XIII, from and after Closing, Seller shall indemnify Purchaser against, and shall hold Purchaser harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 13.02      Indemnification by Purchaser. Subject to the other terms and conditions of this Article XIII, from and after Closing, Purchaser shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 13.03      Certain Limitations. The indemnification provided for in Section 13.01 shall be subject to the following limitations:

(a)         Except as expressly set forth in this Section 13.03(a), Seller’s liability for any Breach of any representation or warranty in this Agreement (other than Fundamental Representations) or in any document executed by Seller (or the Seller on behalf of Seller) pursuant to this Agreement, or in any other instruments delivered at Closing shall, subject to the limitations of survival set forth herein, be limited to claims in excess of One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket Amount”) in the aggregate, with respect to all claims, and after the Basket Amount has been reached, Purchaser shall be entitled to make a claim for indemnification for all claims with respect to the Breach of any representations or warranties back to dollar zero.

(b)         Except with respect to the Fundamental Representations, the aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 13.01 shall not exceed 10% of the Purchase Price. The aggregate amount of all Losses for which the Seller shall be liable purchase to Section 13.01 in connection with the Fundamental Representations shall not exceed the Purchase Price.

(c)        Payments by the Seller pursuant to Section 13.01 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Purchaser (or the Company) in respect of any such claim. The Purchaser shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)        Payments by the Seller pursuant to Section 13.01 in respect of any Loss shall be reduced by an amount equal to (i) any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Purchaser and (ii) any reserves or accruals on the books of the Company as of the Closing in respect of such matter if and to the extent such reserves or accruals were reflected in the Closing Statement or the Financial Statements.

(e)        In no event shall the Seller be liable to the Purchaser for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)          The Purchaser shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)        The Seller shall not be liable under this Article XIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Purchaser had knowledge of such inaccuracy or breach prior to the Closing.

Section 13.04      Indemnification Procedures. The Party making a claim under this Article XIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article XIII is referred to as the “Indemnifying Party”.

(a)        If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Pa or an Affiliate of a Party or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 13.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 13.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)        Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 13.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 13.04(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)         Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 13.05     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws and Regulations.

Section 13.06     Exclusive Remedies. From and after Closing, except as set forth in Section 16.08(b), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any applicable Laws and Regulations, except pursuant to the indemnification provisions set forth in this Article XIII and as set forth in Section 16.08(b).

ARTICLE XIV
DEFAULT BY PURCHASER OR SELLER

Section 14.01      Seller Remedies in Event of Purchaser’s Breach or Default. If Purchaser shall default in the performance of any of Purchaser’s obligations to be performed under this Agreement, or Purchaser has made a material misrepresentation of any of Purchaser’s representations and warranties in Section 10.03 above, and the Closing does not occur as a result thereof (and Purchaser’s default was not caused by any Seller default under this Agreement, and Seller is otherwise ready, willing and able to perform any obligations to be performed on the Closing Date), Seller’s sole and exclusive remedies shall be to terminate this Agreement by delivery of written notice to Purchaser and receive the Deposit as liquidated damages, whereupon this Agreement shall terminate and neither Party shall have any further rights or obligations with respect to each other or this Agreement, except those that are expressly provided in this Agreement to survive the termination hereof. Purchaser hereby knowingly and irrevocably waives any right to file a lis pendens, lien or other similar instrument against the Real Property.

Section 14.02    Purchaser’s Remedies in Event of Any Seller Breach or Default. If Seller shall default in the performance of any of Seller’s obligations to be performed under this Agreement, or Seller has made a material misrepresentation of any of Seller’s representations and warranties in Section 10.01 above, and the Closing does not occur as a result thereof (and Seller’s default was not caused by any Purchaser default under this Agreement, and Purchaser is otherwise ready, willing and able to perform any obligations to be performed on the Closing Date), Purchaser’s sole and exclusive remedies, after written notice to Seller and a thirty (30) day period and opportunity to cure, shall be to either: (a) terminate this Agreement by delivery of written notice to Seller, whereupon the Deposit shall be immediately returned to Purchaser, this Agreement shall terminate, and neither Party shall have any further rights or obligations with respect to each other or this Agreement, except those that are expressly provided in this Agreement to survive the termination hereof; or (b) continue this Agreement and seek specific performance of each and every Seller’s obligations hereunder. Notwithstanding the foregoing, if Seller shall willfully default in its obligation to close the transaction hereunder on the Closing Date and specific performance is not a legally available remedy to Purchaser, then Purchaser shall be entitled to (and Seller shall reimburse Purchaser for) Purchaser’s Costs not to exceed Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (which reimbursement obligation shall survive the termination of this Agreement). The term “Purchaser’s Costs” is defined for the purpose of this Agreement as the expenses actually incurred by Purchaser for: (A) title examination, survey, and municipal searches, including the issuance of Purchaser’s Title Report and any continuation thereof, without issuance of a title insurance policy; (B) fees paid to Purchaser’s consultants for preparing any environmental, accounting, finance and engineering and other due diligence reports with respect to the Property or the Company; and (C) the actual third-party costs incurred by Purchaser in connection with the negotiation of this Agreement and Purchaser’s due diligence with respect to the Property or the Company, including, without limitation, reasonable attorneys’ fees and costs.

Section 14.03      Survival. The provisions of this ARTICLE XIV shall survive the termination of this Agreement and the Closing for a period of one (1) year.

ARTICLE XV
CONFIDENTIALITY AND PRESS RELEASE

Section 15.01      Confidentiality.

(a)       Until the Closing, Purchaser (including its Affiliates and representatives) will treat the existence of this Agreement, the contents of this Agreement, and all information disclosed to Purchaser by Seller, or otherwise gained through Purchaser’s Inspections including, without limitation, Purchaser’s access to the Real Property and the Company’s books and records, as confidential and not disclose any such information to any other Person, giving it the same care as Purchaser’s own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby; provided, however, that Purchaser may, without the consent of the Seller, disclose such information: (i) to its Affiliates, partners, members, managers, employees, advisors, consultants, attorneys, accountants, and lenders (the “Purchaser Transaction Parties”), so long as any such Purchaser Transaction Parties to whom such disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event, Purchaser shall notify the Seller on behalf of Seller of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with the Seller (at Seller’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(b)         Until the Closing, Seller will treat the information disclosed to Seller by Purchaser, as confidential, giving it the same care as Seller’s own confidential information, and make no use of any such disclosed information not independently known to Seller except in connection with the transactions contemplated hereby; provided, however, that Seller may, without the consent of Purchaser, disclose such information: (i) to its partners, members, managers, employees, advisors, consultants, attorneys, accountants, prospective and actual investors, and lenders (collectively, the “Seller Transaction Parties”), so long as any Seller Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (ii) if disclosure is required by law or by regulatory or judicial process, provided that in such event Seller shall notify Purchaser of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential information, including, without limitation, reasonably cooperating with Purchaser (at Purchaser’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal and shall disclose only that portion of the confidential information which Purchaser is legally required to disclose.

(c)         Notwithstanding the foregoing, the confidentiality provisions of this Section 15.01 shall not apply to any information or document which: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; or (ii) subject to compliance with this Section 15.01, is required by law or court order to be disclosed. In the event of a termination of this Agreement, each Party shall promptly return all such confidential information to the other.

(d)        Notwithstanding the foregoing, the confidentiality provisions of this Section 15.01 shall be in addition to the provisions of that certain Confidentiality Agreement by and between the Company and Purchaser dated October __, 2020 (the “NDA”). To the extent of any direct conflict between the terms of this Section 15.01 and the terms of the NDA, the terms of the NDA shall control. The foregoing provisions shall expressly survive indefinitely.

Section 15.02     No Press Release; Publicity. Prior to the Closing Date: (a) no press releases or public statements shall be issued or made by Seller or Purchaser with respect to the transactions contemplated by this Agreement; and (b) Purchaser and the Seller on behalf of Seller shall confer and agree on a press release to be issued jointly by Purchaser and Seller disclosing the transaction and the appropriate time for making such release. At no time, whether prior to or following the Closing Date, shall either Purchaser or Seller issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement shall require the approval of both Parties, which approval may be withheld in such other Party’s sole and absolute discretion.

Section 15.03      Survival. The provisions of this Article XV shall survive the termination of this Agreement.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.01      Notices. Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties, at the addresses below, by one of the following methods:

(a)          Hand delivery, whereby delivery is deemed to have occurred at the time of delivery;

(b)         A nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier;

(c)        Registered United States Mail, signature required and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or

(d)         Electronic transmission (facsimile or e-mail) provided that the transmission is completed no later than 8:00 p.m. on a Business Day and the original also is sent via overnight courier or U.S. Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed.

To Purchaser:
Dream Finders Holdings LLC c/o Dream Finders Homes LLC
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
904-644-7670
partrick.zalupski@dreamfindershomes.com
Attention: Patrick Zalupski, President

with a copy to:	Dream Finders Homes LLC 14701 Philips Highway, Suite 300 Jacksonville, Florida 32256 904-644-7670 robert.riva@dreamfindershomes.com Attention: Robert E. Riva, Jr., Esq., General Counsel

To the Seller:	Four Seventeen, LLC 6900 Tavistock Lakes Boulevard, Suite 200 Orlando, Florida 32827 352-408-3570 nbeucher@tavistock.com Attention: Nicholas F. Beucher, III, President

with a copy to:	Four Seventeen, LLC 6900 Tavistock Lakes Boulevard, Suite 200 Orlando, Florida 32827 407-816-6682 mrencoret@tavistock.com Attention: Michelle R. Rencoret, Vice President & General Counsel

with a copy to:	Holland & Knight LLP 200 South Orange Avenue, Suite 2600 Orlando, Florida 32801 407-244-5162 sara.bernard@hklaw.com Attention: Sara W. Bernard, Esq.

To the Escrow Agent:	Holland & Knight LLP 200 South Orange Avenue, Suite 2600 Orlando, Florida 32801 407-244-5162 sara.bernard@hklaw.com Attention: Sara W. Bernard, Esq.

Any Party shall change its address for purposes of Section 16.01 by giving written notice as provided in Section 16.01.

All notices and demands delivered by a Party’s attorney on a Party’s behalf shall be deemed to have been delivered by said Party. Notices shall be valid only if served in the manner provided in this Section 16.01.

Section 16.02      Complete Agreement.

(a)         Complete Agreement; Counterparts; Amendments. This Agreement may be executed in counterparts, and when executed by all Parties shall become one integrated agreement enforceable on its terms. This Agreement supersedes all prior agreements between the Parties with respect to the subject hereof and all discussions, understandings, offers, and negotiations with respect thereto, whether oral or written. This Agreement shall not be amended or modified, except in a writing signed by each Party hereto. If amended or modified as permitted by this Section 16.02(a), the term “Agreement” shall thereafter be read as including all said amendments and modifications. All exhibits that are referenced in this Agreement or attached to it are incorporated herein and made a part hereof as if fully set forth in the body of the document.

(b)        Partial Invalidity. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

(c)         No Waivers. Any waiver of any provision or of any breach of this Agreement shall be in writing and signed by the Party waiving said provision or breach. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. Effective as of the Closing, any breaches or conditions not waived previously (including any Title Objections) in accordance with this Section 16.02(c) are deemed waived.

Section 16.03      Assignment of Agreement; Successors and Assigns.

(a)          Purchaser shall not be permitted to assign its rights under this Agreement without the prior written consent of Seller in its sole and absolute discretion.

(b)          This Agreement and all its covenants, terms, and provisions shall be binding on and inure to the benefit of each Party and its successors and assigns.

Section 16.04      Further Assurances. Seller and Purchaser each agree to do such things, perform such acts and make, execute, acknowledge, and deliver such documents as may be reasonably necessary and customary to complete the transactions contemplated by this Agreement. This Section 16.04 shall survive the Closing.

Section 16.05      Interpretation and Construction.

(a)          Drafting Party. The Parties acknowledge that, in connection with negotiating and executing this Agreement, each has had its own counsel and advisors and that each has reviewed and participated in the drafting of this Agreement. The fact that this Agreement was prepared by Purchaser’s counsel as a matter of convenience shall have no import or significance to the construction of this Agreement. Any uncertainty or ambiguity in this Agreement shall not be construed against Purchaser’s because Purchaser’s counsel prepared this Agreement in its final form. Any rule of construction that requires any ambiguities to be interpreted against the drafter shall not be employed in the interpretation of: (i) this Agreement; (ii) any exhibits to this Agreement; or (iii) any document drafted or delivered in connection with the transactions contemplated by this Agreement.

(b)          Captions. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

(c)          Singular or Plural. The singular of any term, including any defined term, shall include the plural and the plural of any term shall include the singular. The use of any pronoun with respect to gender shall include the neutral, masculine, feminine and plural.

Section 16.06    Days; Performance on a Saturday, Sunday or Holiday. Whenever the term “day” is used in this Agreement, it shall refer to a calendar day unless otherwise specified. Should this Agreement require an act to be performed or a notice to be given on a Saturday, Sunday, or Holiday, the act shall be performed or notice given on the following Business Day.

Section 16.07     Time Is of the Essence. The Parties acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents, and the funding of money) required or permitted to be taken under this Agreement. Whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents, or the funding of money) under this Agreement, prior to the expiration of, by no later than, or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Jacksonville, Florida local time) on such date, provided that such action must be completed by 4:30 p.m. (Jacksonville, Florida local time) with respect to the payment of the balance of the Purchase Price and other payments by Purchaser on the Closing Date. However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of Notice, the delivery of documents, or the funding of money) under this Agreement prior to the expiration of, by no later than, or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

Section 16.08      Governing Law; Submission to Jurisdiction.

(a)         This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN ORANGE COUNTY, FLORIDA, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS Section 16.08.

(b)         The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 16.09    No Offer. This Agreement shall not be deemed an offer or binding upon Seller or Purchaser until this Agreement is fully executed and delivered by Seller and Purchaser.

Section 16.10     No Survival. Except as otherwise provided in this Agreement, no representations, warranties, covenants, or other obligations of Seller set forth in this Agreement shall survive the Closing hereunder and no action based thereon shall be commenced after the Closing.

Section 16.11       Attorneys’ Fees.

(a)         Seller and Purchaser each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel; and (iii) this Agreement is the result of negotiations between the Parties and the advice and assistance of their respective counsel.

(b)        Except as set forth in Section 14.02, each Party to this Agreement shall be responsible for all costs it incurs in connection with the preparation, review, and negotiation of this Agreement and the transactions and the Closing contemplated by this Agreement, including any attorneys’ or consultants’ fees.

(c)          In the event that either Party finds it necessary to employ an attorney to enforce any provision of this Agreement, the predominantly prevailing party will be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in connection therewith (including costs of collection), at both trial and appellate levels; including bankruptcy proceedings, in addition to any other remedies to which such party may be entitled. The requirement to pay the predominantly prevailing party’s reasonable attorneys’ fees and costs will survive any termination of this Agreement. Without limiting the generality of the foregoing, and in addition to the provisions of Section 16.11(b) and 16.11(c), in the event a Party brings a claim in contravention of Section 16.08 herein (including, without limitation, bringing a claim in a court outside of Orange County, Florida), such Party shall pay to the non-filing Party all costs and expenses for dismissing or removing such claim to the proper venue set forth in Section 16.08.

Section 16.12      Prohibition on Recording. Neither this Agreement nor any memorandum hereof may be recorded.

Section 16.13     Waiver of Jury Trial. In the event that a dispute survives the Closing or termination of this Agreement, SELLER AND PURCHASER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY THE OTHER PARTY HERETO UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, ANY AND EVERY RIGHT EACH OF SELLER AND PURCHASER MAY HAVE TO: (a) INJUNCTIVE RELIEF (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT TO THE CONTRARY); (b) A TRIAL BY JURY; (c) INTERPOSE ANY COUNTERCLAIM THEREIN (EXCEPT FOR ANY COMPULSORY COUNTERCLAIM WHICH, IF NOT ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING, WOULD BE WAIVED); AND (d) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.

Section 16.14      Conflict Waiver; Attorney-Client Privilege.

(a)          Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)          Holland & Knight LLP has acted as counsel to (A) the Company and (B) Seller and its Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Holland & Knight LLP (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)          Purchaser shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 16.14(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)        All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Purchaser or the Company. Accordingly, Purchaser and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Purchaser nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Laws and Regulations, and (y) advisable in the opinion of Purchaser’s counsel, then Purchaser shall immediately (and, in any event, within five (5) Business Days) notify Seller in writing so that Seller can seek a protective order.

(c)         This Section 16.14 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

Section 16.15     Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 16.16      Brokers. Seller and Purchaser hereby acknowledge, represent and warrant to each other that no broker or finder has been employed by either Seller or Purchaser in connection with the transactions contemplated in this Agreement. Seller and Purchaser each warrant to the other that no commissions are payable by Seller or Purchaser respectively to any broker or finder in connection with this Agreement or the transactions contemplated herein, and Seller and Purchaser each agree to indemnify, defend, save and hold the other harmless from and against the payment of any commissions or fees or claims for commissions or fees by virtue of any acts or actions undertaken by them, respectively; it being expressly agreed that the foregoing agreement of indemnification shall expressly survive any termination, closing or closings under this Agreement.

Section 16.17      Lake Nona / Poitras / Sunbridge Covenant to Pay True-Up Premium. Purchaser acknowledges that Seller’s Affiliates are the current master developer of certain large-scale, master planned communities commonly known and referred to as “Lake Nona,” “Poitras,” and “Sunbridge.” Purchaser, on behalf of itself and Affiliates, covenants and agrees that if Purchaser or any Affiliates enters into a separate binding contract for the purchase of land or lots within Lake Nona, Poitras and/or Sunbridge, the purchase price will include an additional three percent (3%) of gross revenue premium above (or in addition to) the typical true-up arrangements entered into by the master developers and builders. Notwithstanding the foregoing, however, and by way of clarification, Purchaser shall pay a true-up as follows with respect to the inventory lots and to be acquired lots in Lake Nona Laureate Park and as follows with respect to the future communities in Lake Nona, Poitras and Sunbridge:

(a)        For all inventory lots (i.e., fully engineered, developed and platted lots) already owned by the Company as of the Closing Date (but not yet sold to third-party homebuyers), Purchaser (or its Affiliates) will owe a true-up payment equal to a percentage equal to the current contracted true up percentage plus 3% multiplied by the “Sales Price” (as defined in the applicable Purchase and Sale Agreement). Additionally, Purchaser (or its Affiliates) will owe an amount equal to the “Base Purchase Price” for each lot payable at the closing with the third-party homebuyer. The “Base Purchase Price,” the “Marketing Fee,” any carve outs by the existing contract, and any real estate commission payable to a third-party unaffiliated with the buyer not to exceed 3% of the Sales Price shall be deducted from the calculation of the true-up payment.

(b)       For all lots to be acquired by the Company in the future (which are subject to an existing Purchase and Sale Agreement – i.e., Laureate Park), Purchaser (or its Affiliates) will owe a true-up payment equal to a percentage equal to the current contracted true up percentage plus 3% multiplied by the “Sales Price” (as defined in the applicable Purchase and Sale Agreement). Additionally, at the closing of the sale of the lots to Purchaser (or its Affiliates), Purchaser (or its Affiliates) shall also pay seller the full Base Purchase Price for each lot. The “Base Purchase Price,” the “Marketing Fee,” any carve outs by the existing contract, and any real estate commission payable to a third-party unaffiliated with the buyer not to exceed 3% of the Sales Price shall be deducted from the calculation of the true-up payment.

(c)        All lots to be acquired by the Company in the future (which are not currently subject to any Purchase and Sale Agreements) will owe a true-up payment at three percent (3%) above the standard true-up percentage for that community and a two percent (2%) marketing fee.

During the Due Diligence Period, Seller shall have the right to enter into an amendment to the Purchase and Sale Agreement for Laureate Park to reflect the foregoing provisions of subparagraph (a) through (c) above.

[Remainder of Page Left Blank – Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

DREAM FINDERS HOLDINGS LLC, a Florida limited liability company

By:	/s/ Patrick O. Zalupski
Name: Patrick O. Zalupski
Title: Chief Executive Officer

SELLER:

FOUR SEVENTEEN, LLC,
a Florida limited liability company

By:	/s/ Nicholas F. Beucher, III
Name: Nicholas F. Beucher, III
Title: President

EXHIBIT A

FORM OF ASSIGNMENT

EXHIBIT B

FORM OF FIRPTA CERTIFICATE

EXHIBIT C

PURCHASE ADJUSTMENT SUMMARY

EXHIBIT D

CURRENT BALANCE SHEET

SCHEDULE I

REAL PROPERTY

SCHEDULE II

SERVICE CONTRACTS

SCHEDULE III

PENDING LITIGATION

SCHEDULE 10.01(a)(i)

LIENS

SCHEDULE 10.01(b)(vi)

ORGANIZATIONAL DOCUMENTS

SCHEDULE 10.01(b)(xii)

PURCHASE AND SALE AGREEMENTS

SCHEDULE 10.01(b)(xiv)

FINANCIAL STATEMENTS

[To Be Attached During the Inspection Period Via Amendment]

SCHEDULE 10.01(b)(xvii)

INDEPENDENT CONTRACTORS